PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-133007 Dated September 26, 2007

Performance Securities with Contingent Protection
Linked to the S&P 500® Index

Strategic Alternatives to Indexing
HSBC USA Inc.$6,518,190 Securities linked to the S&P 500® Index due September 28, 2012
Investment Description

These Performance Securities with Contingent Protection linked to the S&P 500® Index (“securities”), provide enhanced exposure to potential appreciation in the performance of the S&P 500® Index (the “index”). The amount you receive at maturity is based on the return of the index and on whether the official closing level of the index is below the specified trigger level on any scheduled trading day during the observation period. If the index return is positive, at maturity you will receive an amount in cash per security that is equal to the sum of (a) your principal amount plus (b) the product of (i) your principal amount multiplied by (ii) the index return multiplied by (iii) the participation rate. If the index return is either (a) zero or (b) negative and the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period, you will receive your principal amount. If the index return is negative and the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, your securities will be fully exposed to any decline in the index, and you could lose some or all of your investment. Investors will not receive interest or dividend payments during the term of the securities. Investing in the securities involves significant risks. You may lose some or all of your principal amount.

Features

❑
Enhanced Growth Potential: The securities provide the opportunity to receive enhanced equity returns by multiplying the positive index return by the participation rate. The securities are not capped by a maximum gain.

❑
Contingent Protection Against Loss: Payment at maturity of the principal amount of your securities is protected, so long as the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period. If the index return is negative and the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, your securities will be fully exposed to any decline in the index on the final valuation date, and you could lose some or all of your principal amount.

Key Dates

Trade Date	September 25, 2007
Settlement Date	September 28, 2007
Final Valuation Date	September 25, 2012
Maturity Date	September 28, 2012

Security Offerings

The securities are linked to the performance of the index. The securities are not subject to a predetermined maximum gain. The securities are offered at a minimum investment of $1,000.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2. The securities offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated July 3, 2006, and the terms set forth herein. See “Key Risks” on page 6 and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 11 for distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	100%	3.50%	96.50%
Total	$6,518,190.00	$228,136.65	$6,290,053.35

CALCULATION OF REGISTRATION FEE
TITLE OF CLASS OF SECURITIES OFFERED	MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE (1)
Performance Securities with Contingent Protection Linked to the S&P 500® Index due September 28, 2012	$6,518,190.00	$200.11
(1) Calculated in accordance with Rule 457(r) of the securities act of 1933, as amended.

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to one security offering linked to the index identified on the cover page. The index described in this pricing supplement is a reference asset as defined in the prospectus supplement, and these securities being offered are notes for purposes of the prospectus supplement. The purchaser of a security will acquire an investment instrument linked to the index. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the security offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated July 3, 2006:

www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758_3424b2.htm

♦	Prospectus dated April 5, 2006:

www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated July 3, 2006 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability

The securities may be suitable for you if:

♦	You believe the index will appreciate over the term of the securities.

♦	You seek an investment with an enhanced return linked to the performance of the index.

♦	You are willing to hold the securities to maturity.

♦
You are willing to expose your principal to the full downside performance of the index if the official closing level of the index is below the trigger level on any scheduled trading day during the observation period.

♦
You are willing to forgo dividends paid on the stocks included in the index in exchange for enhanced returns if the index appreciates and contingent protection if the index depreciates but never below the trigger level.

♦	You do not seek current income from this investment.

♦	You do not seek an investment for which there is an active secondary market.

The securities may not be suitable for you if:

♦	You do not believe the index will appreciate over the term of the securities.

♦	You do not seek an investment with exposure to the index.

♦	You are unable or unwilling to hold the securities to maturity.

♦	You seek an investment that is 100% principal protected.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You prefer to receive dividends paid on the stocks included in the index.

♦	You seek current income from this investment.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Indicative Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Principal Amount	$10 per security
Term	5 years
Participation Rate	109.00%
Payment at Maturity (per $10 security)
You will receive a cash payment at maturity linked to the performance of the index during the term of the securities.

If the index return is positive, you will receive the sum of (a) your principal amount plus (b) the product of (i) your principal amount multiplied by (ii) the index return multiplied by (iii) the participation rate:
$10 + [$10 x (index return
                      x participation rate)]

If the index return is zero, you will receive your principal amount of:
$10

If the index return is negative and the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period, you will receive your principal amount of:
$10

If the index return is negative and the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, you will receive the sum of (a) your principal amount plus (b) the product of (i) your principal amount multiplied by (ii) the index return:
$10 + [$10 x (index return)]

In this case the contingent protection is lost and you will lose some or all of your principal amount.

Index Return	index ending level - index starting level
index starting level
Index Starting Level	1517.21, representing the official closing level of the index on the trade date.
Index Ending Level	The official closing level of the index on the final valuation date.
Official Closing Level
The closing level on any scheduled trading day during the observation period will be the closing level of the index as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg page “SPX <INDEX>”.

Trigger Level	758.61, representing 50% of the index starting level.
Observation Period	The period from, but excluding, the trade date to, and including, the final valuation date.
CUSIP / ISIN	40428H763 / US40428H7632

Determining Payment at Maturity

Trade Date

Final Valuation Date

For each $10.00 invested, at maturity, you will receive a cash payment equal to the sum of (a) your principal amount plus (b) the product of (i) your principal amount multiplied by (ii) the index return multiplied by (iii) the participation rate of 109.00%. Accordingly, if the index return is positive, you will receive:

$10 + [$10 x index return x participation rate]

You will receive the principal amount of your securities at maturity.

You will receive an amount equal to the sum of (a) your principal amount plus (b) the product of (i) your principal amount multiplied by (ii) the index return. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10 + [$10 x (index return)]

Your securities are not fully principal protected. If the index return is negative and the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, the contingent protection is lost and your principal amount will be fully exposed to any decline in the index.
______________________
1 HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the trading level of the index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in prospectus supplement.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities, with the following assumptions*:

Investment term:	5 years
Hypothetical index starting level:	1,517.21
Hypothetical trigger level:	758.61 (50% of the index starting level)
Hypothetical participation rate:	109%

Example 1— The level of the index increases from an index starting level of 1,517.21 to an index ending level of 1,668.93. The index return is positive, and expressed as a formula:

index return = (1,668.93-1,517.21)/1,517.21 = 10%

payment at maturity = $10 + ($10 x 10% x 109%) = $11.09

Because the index return is equal to 10%, the payment at maturity is equal to $11.09 per $10.00 principal amount of securities, and the return on the securities is 10.90%.

Example 2— The index ending level of 1,517.21 is equal to the index starting level of 1,517.21. The index return is zero and the payment at maturity per security is equal to the original $10.00 principal amount per security:

index return = 0%

payment at maturity = $10.00

Example 3— The level of the index decreases from an index starting level of 1,517.21 to an index ending level of 1,441.35. In addition, the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period. The index return is negative, but there is contingent principal protection:

index return = (1,441.35-1,517.21)/1,517.21 = -5%

payment at maturity = $10.00

Because the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period, the investor has contingent principal protection. Therefore the payment at maturity is equal to $10.00 per $10.00 principal amount of securities.

Example 4— The level of the index decreases from an index starting level of 1,517.21 to an index ending level of 1,441.35. In addition, the official closing level of the index is below the trigger level on one or more scheduled trading days during the observation period. The index return is negative, but there is no principal protection. Expressed as a formula:

index return = (1,441.35-1,517.21)/1,517.21 = -5%

payment at maturity = $10 + ($10 x -5%) = $9.50

Because the official closing level of the index is below the trigger level on at least one scheduled trading day during the observation period, the investor loses its contingent principal protection and is fully exposed to any decline in the index ending level of the index on the final valuation date. Therefore the return on the securities is -5%. In this case, the investor would lose some of its principal amount at maturity.

	Contingent Protection[1]		No Contingent Protection[2]
Index Return	Principal Amount	Payment at Maturity	Principal Amount	Payment at Maturity
100.00%	100%	$20.90	100%	$20.90
80.00%	100%	$18.72	100%	$18.72
60.00%	100%	$16.54	100%	$16.54
40.00%	100%	$14.36	100%	$14.36
20.00%	100%	$12.18	100%	$12.18
0.00%	100%	$10.00	100%	$10.00
-20.00%	100%	$10.00	-20.00%	$8.00
-40.00%	100%	$10.00	-40.00%	$6.00
-60.00%	N/A	N/A	-60.00%	$4.00
-80.00%	N/A	N/A	-80.00%	$2.00
-100.00%	N/A	N/A	-100.00%	$0.00

1 The official closing level of the index is never below the trigger level on any scheduled trading day during the observation period.
2  The official closing level of the index is below the trigger level on any scheduled trading day during the observation period.

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Contingent Principal Protection Only Applies if You Hold the Securities to Maturity - You should be willing to hold your securities to maturity. The securities are not designed to be short-term trading instruments. The price at which you will be able to sell your securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the index has appreciated since the trade date.

♦
Principal Protection Only in Limited Circumstances and Otherwise You May Lose Up to 100% of Your Initial Investment - Your principal amount will be protected only if the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period. The securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the official closing level of the index is below the trigger level on any scheduled trading day during the observation period. In that event, you will be fully exposed to any decline in the index. Accordingly, you may lose up to 100% of your principal amount.

♦
Lack of Liquidity - The securities will not be listed on any securities exchange or quotation system. We intend to offer to purchase the securities in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we are willing to buy the securities.

♦
Uncertain Tax Treatment - There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts. Because of the uncertainty regarding the tax treatment of the securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a security. For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

♦
Owning the Securities is Not the Same as Owning the Index -The return on your securities may not reflect the return you would realize if you actually owned the index. As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the index would have.

♦
Potential Conflict of Interest - HSBC and its affiliates may engage in business with the issuers of the stocks comprising the index, which may present a conflict between the obligations of HSBC and you, as a holder of the securities. The calculation agent, which is the issuer, will determine the applicable stock and payment at maturity based on observed levels of the index in the market. The calculation agent can postpone the determination of the index ending level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC - HSBC and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could affect the value of the index or the stocks included in the index, and therefore, the market value of the securities.

♦	Credit of Issuer - An investment in the securities is subject to the credit risk of HSBC, and the actual and perceived creditworthiness of HSBC may affect the market value of the securities.

Market Disruption Event
If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the final valuation date, and the calculation agent will determine the index ending level on that date in good faith and in its sole discretion. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date.
“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:
(a) the occurrence or existence of a condition specified below at any time:
(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to stocks that comprise 20 percent or more of the level of the index or (B) in futures or options contracts relating to the index on any related exchange; or
(ii) any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for stocks that comprise 20 percent or more of the level of the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any relevant related exchange; or
(b) the closure on any scheduled trading day of any relevant exchange relating to stocks that comprise 20 percent or more of the level of the index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).
“Related exchange” means each exchange or quotation system on which futures or options contracts relating to the index are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange).
“Relevant exchange” means any exchange on which stock then included in the index trade.
“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.
“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each stock then included in the index.

INDEX INFORMATION

The S&P 500® Index (“SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P’s is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

S&P publishes the SPX.

The SPX is capitalization weighted and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 25, 2007, 426 companies or 85.2% of the SPX, traded on the New York Stock Exchange and 74 companies, or 14.8% of the SPX, traded on The Nasdaq Stock Market. S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of September 25, 2007, indicated in parenthesis: Consumer Discretionary (88); Consumer Staples (39); Energy (32); Financials (93); Health Care (53); Industrials (53); Information Technology (74); Materials (28); Telecommunications Services (9); and Utilities (31). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on S&P website (http://www.spglobal.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

S&P currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);
(ii) the market values of all component stocks as of that time are aggregated;
(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;
(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);
(v) the current aggregate market value of all component stocks is divided by the base value; and
(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the SPX.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,
•	the granting to shareholders of rights to purchase additional shares of stock,
•	the purchase of shares by employees pursuant to employee benefit plans,
•	consolidations and acquisitions,
•	the granting to shareholders of rights to purchase other securities of the company,
•	the substitution by S&P of particular component stocks in the SPX, and
•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X New Market Value = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an SPX component’s market value.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some securities, including the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® to track general stock market performance. S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P without regard to HSBC USA Inc. or the securities. S&P has no obligation to take the needs of HSBC USA Inc. or the holders of the securities into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

The graphs below illustrate the performance of the SPX from 1/1/97 to 9/25/07 as reported on Bloomberg L.P. The historical levels of the SPX should not be taken as an indication of future performance. The 50% contingent protection level is based on the closing level of the index as of September 25, 2007

The SPX closing level on September 25, 2007 was 1,517.21

Certain ERISA Considerations

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit plans (“ERISA plans”) that are subject to ERISA and on persons who are fiduciaries with respect to such ERISA plans. In accordance with the ERISA’s general fiduciary requirements, a fiduciary with respect to any such ERISA plan who is considering the purchase of securities on behalf of such ERISA plan should determine whether such purchase is permitted under the governing ERISA plan documents and is prudent and appropriate for the ERISA plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions between an ERISA plan or other plan subject to Section 4975 of the Code (such plans and ERISA plans, “plans”) and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code). Thus, a plan fiduciary considering the purchase of securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

The issuer or dealers selling securities may each be considered a “party in interest” or a “disqualified person” with respect to many plans. The purchase of securities by a plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which the issuer or the dealers selling securities is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such securities are acquired pursuant to and in accordance with an applicable statutory or administrative exemption. Administrative exemptions include such as Prohibited Transaction Class Exemption (“PTCE”) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the plan is a party in interest or a disqualified person to the plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing securities on behalf of a plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither the issuer nor any affiliates of the issuer directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the plan which such fiduciary is using to purchase the securities, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a plan is encouraged to consult with counsel regarding the application of the foregoing exemptions or any other statutory or administrative exemption.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local or other laws, rules or regulations ("similar law") substantially similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans ("similar law plans") should consider applicable similar law when investing in the securities.

By its purchase of any offered security, the purchaser or transferee thereof will be deemed to represent, on each day from the date on which the purchaser or transferee acquires the offered security through and including the date on which the purchaser or transferee disposes of its interest in such offered security, either that (a) it is not a plan, a similar law plan or an entity whose underlying assets include the assets of any plan or similar law plan or (b) its purchase, holding and disposition of such security will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a non-exempt violation of similar law. Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and/or disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any similar laws.

The sale of securities to a plan or a similar law plan is in no respect a representation by the issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by plans or similar law plans generally or any particular plan or similar law plan, or that such an investment is appropriate for a plan or a similar law plan generally or any particular plan or similar law plan.

Any person proposing to acquire any securities on behalf of a plan or similar law plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto and all other relevant considerations.

Discontinuance or Modification of the Index

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable official closing level using the same general methodology previously used by such reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the index or a successor index, or the level thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of that index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the level of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a level of the index or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the securities, the calculation agent will determine the accelerated the payment at maturity due and payable in the same general manner as described in “Indicative Terms” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated return of the index. If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for the index will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of this pricing supplement, which will be filed pursuant to Rule 424(b) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.